Exhibit 5.1

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP

FOUR TIMES SQUARE	FIRM/AFFILIATE OFFICES _____
NEW YORK 10036-6522 ____
TEL: (212) 735-3000 FAX: (212) 735-2000 www.skadden.com May 8, 2013	BOSTON CHICAGO HOUSTON LOS ANGELES PALO ALTO SAN FRANCISCO WASHINGTON, D.C. WILMINGTON ____ BEIJING BRUSSELS FRANKFURT HONG KONG LONDON MOSCOW MUNICH PARIS SÃO PAULO SHANGHAI SINGAPORE SYDNEY

Och-Ziff Capital Management Group LLC

9 West 57th Street

New York, New York 10019

Re:	Och-Ziff Capital Management Group LLC

Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special counsel to Och-Ziff Capital Management Group LLC, a Delaware limited liability company (the “Company”), in connection with its filing with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), on the date hereof, relating to the registration of the offer and sale of 9,402,553 shares (the “Shares”) of the Company’s Class A shares representing Class A limited liability company interests (the “Class A Shares”) and rights to acquire Shares represented by LTIP Unit Awards and Restricted Share Units that may be issued under the Och-Ziff Capital Management Group LLC Amended and Restated 2007 Equity Incentive Plan (the “Plan”). Capitalized terms not defined herein shall have the meanings ascribed to them in the Plan.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In connection with the opinion set forth herein, we have examined and relied on originals or copies of the following: (i) the Registration Statement in the form filed with the Commission on the date hereof; (ii) the Amended and Restated Certificate of Formation of the Company, dated June 6, 2007, as certified by the Secretary of State of the State of Delaware; (iii) the Second Amended and Restated Limited Liability Company Agreement of the Company, dated November 13, 2007 (the “Amended and Restated LLC Agreement”); (iv) certain resolutions of the Board of Directors of the Company relating to the Plan, the filing of the Registration Statement and certain related matters; (v) a specimen certificate representing the Class A Shares; and (vi) the Plan, in the case of each of (iii), (iv) and (v), as certified by Jeffrey C. Blockinger, the Secretary of the Company.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.

In our examination, we have assumed the genuineness of all signatures, including endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, had or will have the power, limited liability company or other, to enter into and perform all obligations thereunder, and we also have assumed the due authorization by all requisite action, limited liability company or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. We also have assumed that the Amended and Restated LLC Agreement is the only limited liability agreement as defined under the Delaware Limited Liability Company Act (the “DLLCA”) of the Company. In rendering the opinion set forth below, we have assumed that, at the time of issuance and delivery of the Shares, (i) each agreement setting forth the terms of each grant under the Plan will be consistent with the Plan and will be duly authorized and validly executed and delivered by the parties thereto; and (ii) the certificates evidencing the Shares in the form examined by us will be manually signed by an authorized officer of the transfer agent and registrar for the Class A Shares and registered by such transfer agent and registrar. As to any facts relevant to the opinion expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

Our opinion set forth herein is limited to the DLLCA, and we do not express any opinion as to the effect of any other laws on the opinion stated herein.

Based upon and subject to the foregoing, we are of the opinion that:

1. the issuance and sale of the Shares has been duly authorized by all requisite limited liability company action on the part of the Company under the DLLCA and, when the Shares have been issued, delivered and paid for in accordance with the terms and conditions of the Amended and Restated LLC Agreement, the Plan and any applicable award agreement, the Shares will be validly issued and fully paid, and, under the DLLCA, the holders of such Shares will have no obligation to make further payments for the purchase of the Shares or contributions to the Company solely by reason of their ownership of the Shares and except for their obligation to repay any funds wrongfully distributed to them; and

2. (a) the LTIP Unit Awards, including (i) the rights to acquire Shares in exchange for interests in the Subsidiaries (the “LTIP Units”); and (ii) the related Class B Shares (if any) of the Company that are cancelled upon such exchange of LTIP Units for Shares, and (b) the Restricted Share Units, representing rights, with or without Distribution Equivalents, to acquire Shares upon the vesting thereof, have in each case been duly authorized and, when sold in the manner and for the consideration contemplated by the Amended and Restated LLC Agreement, the Plan, and the Registration Statement, will constitute valid and legally binding obligations of the Company.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP

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